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                                                                    EXHIBIT 5.1

                       LETTERHEAD OF PROSKAUER ROSE LLP

October 7, 1997

Wilshire Financial Services Group, Inc.
Portland, Oregon

Ladies and Gentlemen:

  You have requested our opinion in connection with the filing by Wilshire Financial Services Group, Inc., a Delaware corporation ("Wilshire"), with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to $100,000,000 principal amount of Wilshire's 13% Series B Notes due 2004 (the "New Notes"). The Registration Statement relates to the offer (the "Exchange Offer") by Wilshire to exchange the New Notes for $100,000,000 principal amount of Wilshire's outstanding 13% Series A Notes Due 2004 (the "Old Notes").

  We have examined such records, documents and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. We have also assumed without investigation the authenticity of any document submitted to us as an original, the conformity to originals of any document submitted to us as a copy, the authenticity of the originals of such latter documents, the genuineness of all signatures and the legal capacity of natural persons signed such documents.

  Based upon the foregoing, it is our opinion that:

  The New Notes, when duly executed by Wilshire, authenticated by the trustee pursuant to the terms of the related Indenture and exchanged for the Old Notes in accordance with the terms of the Exchange Offer, will be duly authorized and legally issued and will constitute binding obligations of Wilshire entitled to the benefits of the Indenture in accordance with their terms, subject as to their binding nature to applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and similar laws affecting creditor's rights and remedies generally and subject to general principles of equity, including principals of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

  The foregoing opinions relate only to matters of the general corporate law of the State of Delaware and to matters of Federal law and do not purport to express any opinion on the laws of any other jurisdiction.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Legal Matters," in the Prospectus contained in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.
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  Except to the extent provided in the preceding paragraph, this opinion is rendered solely to Wilshire in connection with the Exchange Offer and may not be relied upon by, nor may copies be delivered to, any other person or entity for any purpose without our prior written consent.

                                          Very truly yours,

                                          /s/ Proskauer Rose LLP

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